UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2018

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas		72211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2018, Uniti Group Inc. (the “Company”) entered into new severance agreements (the “Severance Agreements”) with Mark A. Wallace, Executive Vice President – Chief Financial Officer and Treasurer of the Company, and Daniel L. Heard, Executive Vice President – General Counsel and Secretary of the Company (each an “Executive” and together the “Executives”).  The Executives’ prior severance agreements expired according to their terms on June 1, 2018.

The Severance Agreements are effective as of September 10, 2018, and their terms continue until the earliest of (i) prior to a change in control, the date of termination determined in accordance with the Severance Agreement or December 31, 2020, or (ii) after a change in control, the Company’s performance of its obligations under the Severance Agreement if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after December 31, 2020.

Each Severance Agreement provides that should the Executive’s employment be terminated by the Company for cause or by him without good reason, the Company must pay to the Executive his base salary and any accrued vacation pay through the date of termination.  Additionally, should the Executive’s employment be terminated due to his death or disability, the Company must pay to the Executive or his estate (i) his base salary and any accrued vacation pay through the date of termination; (ii) any incentive compensation earned by or awarded to the Executive for a completed performance period preceding the date of termination, to the extent not already paid; and (iii) an amount equal to the Executive’s annual base salary in effect on the date of termination.

Each Severance Agreement also provides that should the Executive’s employment be terminated by the Company without cause or by the Executive for good reason and such termination does not occur at the same time or within one year following a change in control of the Company, the Company must pay to the Executive, in lieu of any other post-termination benefits, the following:

•	his base salary and any accrued vacation pay through the date of termination;
•	any incentive compensation that has been earned by or awarded to the Executive for a completed performance period preceding the date of termination, to the extent not already paid;
•

an amount equal to one and a half (1.5) times the sum of (x) his then current annual base salary and (y) the average of the bonus payments paid to the Executive during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs; and

•	his health, vision and dental insurance benefits for twelve months.

Finally, should the Executive’s employment be terminated by the Company without cause or by the Executive with good reason and such termination occurs at the same time as or within one year following a change in control of the Company, each Severance Agreement obligates the Company to pay or provide to the Executive the following:

•	his base salary and any accrued vacation pay through the date of termination;
•	any incentive compensation that has been earned by or awarded to the Executive for a completed performance period preceding the date of termination, to the extent not already paid;
•	a pro-rated portion of the Executive’s then-current target incentive compensation, reduced by any amount paid for the fiscal year during which the date of termination occurs;
•

an amount equal to two (2) times the sum of (x) his annual base salary in effect immediately prior to the change in control or payment trigger, whichever is higher and (y) the average of the bonus payments paid to the Executive during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs;

•	the Executive’s health, vision and dental insurance benefits for twenty-four months; and
•	certain outplacement services.

The Company will pay or provide the foregoing in the manner set forth in the Severance Agreements.

In the event that certain payments or benefits under the Severance Agreements would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the Severance Agreements.

The Company is only obligated to pay or provide, or continue to pay or provide, benefits for termination by the Company not for cause prior to a change in control or certain benefits in the event of a payment trigger to the extent that the Executive executes a waiver and release in the form set forth in the Severance Agreements and otherwise remains in compliance with certain covenants set forth therein. The Severance Agreements include one year post-termination non-disclosure, non-compete and non-interference covenants.

The foregoing descriptions of the Severance Agreements are only summaries and do not purport to be complete and are qualified in their entirety by the complete text of the Severance Agreements themselves, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Severance Agreement dated as of September 10, 2018, by and between Uniti Group Inc. and Mark A. Wallace
10.2	Severance Agreement dated as of September 10, 2018, by and between Uniti Group Inc. and Daniel L. Heard

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2018	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President – General Counsel and Secretary